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                                                                    EXHIBIT 99.1


  IBM ACQUIRES MAINSPRING TO ENHANCE ITS BUSINESS STRATEGY CONSULTING SERVICES

         -ACQUISITION TO STRENGTHEN IBM'S INTEGRATED SERVICE OFFERINGS-

SOMERS, NY and CAMBRIDGE, MA, April 19, 2001 -- IBM and Mainspring today announced IBM's agreement to acquire Mainspring (Nasdaq:MSPR), a digital business strategy consulting firm based in Cambridge, Massachusetts. This acquisition will strengthen IBM's business strategy consulting capabilities in its Global Services division and will accelerate IBM's focus on providing clients with fully-integrated consulting capabilities from business strategy through IT implementation services.

Under terms of the agreement, IBM will pay $4 per share in cash for all outstanding Mainspring common stock in a merger transaction estimated in excess of $80 million. John M. Connolly, current Mainspring Chairman, President and CEO will become the General Manager and Global Head of the e-Business Strategy and Change Practice within Business Innovation Services, the consulting arm of IBM Global Services. In his new position at IBM, Connolly will report to Tom Hawk, General Manager for Business Innovation Services, Americas, IBM Global Services. The closing for this transaction is anticipated to occur by mid-June 2001, subject to governmental reviews and shareholder approvals. Shareholders holding over 50% of the shares outstanding have agreed to vote in favor of the transaction.

Founded in the summer of 1996 and public since July of 2000, Mainspring has more than 60 clients which are part of the "Global 2000." Mainspring, with offices in Cambridge, New York and Chicago, provides clients with core digital business strategy consulting services as well as Mainspring Direct, a differentiated intellectual capital service delivering fact-driven strategic studies on critical e-business issues across a variety of industries. Mainspring's additional offering is its Executive Council, a forum comprised exclusively of senior executives, which meets on a quarterly basis to exchange best practices around digital business solutions.

"This acquisition will expand our business strategy capabilities so we can address increasing market demands for integrated business consulting and IT implementation services," said Tom Hawk, General Manager for Business Innovation Services, Americas, IBM Global Services. "Mainspring is truly differentiated in the digital strategy sector, and the company has a unique approach that fuses business strategy, technology architecture and a deep understanding of how customers interact with online and offline businesses."

Both organizations will benefit from this acquisition. Mainspring will gain access to global markets and the strength and resources of IBM. "The acquisition will enhance IBM's business consulting capabilities, and the synergy between Mainspring and IBM will increase our combined capabilities in working with CEOs around the world on e-business strategies," added Frank Roney, General Manager for Business Innovation Services in IBM Global Services.

"IBM's agreement to acquire Mainspring highlights the quality of our people, our work and our approach," said Connolly, CEO of Mainspring. "We look forward to working with the unmatched strength and resources of the world's largest consulting services organization as we engage with the Global 2000."

In conjunction with this announcement, Mainspring will conduct a conference call with the financial community at 6:00 p.m. ET. This conference call will be available via webcast at www.mainspring.com.

Mainspring (Nasdaq:MSPR) is a leading strategy consulting firm that partners with Global 2000 companies to develop and commercialize digital business strategies. Mainspring helps Global 2000 companies develop profitable online and offline business strategies by exploiting new markets, new business models and new technologies. With expertise in four vertical areas, Mainspring works with clients in Financial Services; Retail and Consumer Goods; Technology, Communications, and Media; and Industrial and Life Sciences. Mainspring is headquartered in Cambridge with additional offices in New York and Chicago. For more information about Mainspring, please visit www.Mainspring.com.
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IBM Global Services is the world's largest information technology services provider, with nearly 150,000 professionals serving customers in 160 countries and annual revenue of more than $33 billion (2000). IBM Global Services integrates IBM's broad range of capabilities -- services, hardware, software and research -- to help companies of all sizes realize the full value of information technology. For more information, visit: www.IBM.com/services.
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Any statements contained in this press release that do not describe historical facts, including, without limitation, statements regarding the success of the Company's transaction and its benefits to clients, may constitute forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties.

The factors that could cause actual future results to differ materially from current expectations include but are not limited to: the risk that the merger may not be consummated in a timely manner, if at all, risks relating to the retention of employees and other risks detailed in the Company's filings with the S.E.C, including those appearing in the Company's current SEC filings. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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MAINSPRING INVESTOR/MEDIA CONTACTS:

Lucy Morrison, Director, PR/IR
617-588-0079
lmorrison@mainspring.com

Jeanne MacMillan, Sr. Mgr.PR
617-588-5680
jmacmillan@mainspring.com


IBM CONTACT:

Jan Butler
IBM Media Relations
914-766-4644
jmbutler@us.ibm.com

Laura Croker
IBM Media Relations
914-766-4529
lcroker@us.ibm.com

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